Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

on Financial Statement Schedule

To the Board of Directors and Shareholders

Horizon Technology Finance Corporation

Our audits of the consolidated financial statements and internal control over financial reporting referred to in our reports dated March 11, 2014 appearing in the accompanying Registration Statement on Form N-2 also included an audit of the senior securities table of Horizon Technology Finance Corporation appearing in this Registration Statement on Form N-2. This table is the responsibility of Horizon Technology Finance Corporation’s management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the senior securities table, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ McGladrey LLP

New Haven, Connecticut

July 1, 2014